EXHIBIT 10.17

ARES CAPITAL MANAGEMENT LLC 245 Park Avenue New York, New York 10167	ARES ALTERNATIVE CREDIT MANAGEMENT LLC 2000 Avenue of the Stars, 12th Floor Los Angeles, California 90067

CONFIDENTIAL
March 5, 2021
Priority Technology Holdings, Inc.
2001 Westside Parkway, Suite 155
Alpharetta, Georgia 30004
Attention: Thomas Priore
Project Warrior
Preferred Stock Commitment Letter
Ladies and Gentlemen:
Priority Technology Holdings, Inc., a Delaware corporation (the “Company” or “you”) has advised Ares Capital Management LLC (together with its managed funds and accounts, “ACM”) and Ares Alternative Credit Management LLC (together with its managed funds and accounts, “AACM” and together with ACM, “Ares” or the “Initial Investors” and each individually, an “Initial Investor”) that the Company intends to acquire via a merger (the “Acquisition”), directly or indirectly, 100% of the outstanding equity interests of Finxera Holdings, Inc., a Delaware corporation (together with its subsidiaries, the “Target”), pursuant to the Merger Agreement (as defined in the Transaction Description (as defined below)). You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description or the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”; this preferred stock commitment letter, the Transaction Description, the Term Sheet and the Summary of Additional Conditions attached hereto as Exhibit C (the “Summary of Additional Conditions”), collectively, the “Preferred Stock Commitment Letter”).
1.    Commitment.
In connection with the Transactions, each of the Initial Investors hereby commits severally and not jointly, to purchase perpetual senior preferred equity securities of the Company having terms consistent with those described in the Term Sheet (the “Senior Preferred Stock”) (i) to be issued in connection with the Closing Date Refinancing (the “Initial Preferred Stock” and the issuance and sale thereof and the Warrants (as defined in the Term Sheet), the “Initial Preferred Stock Financing”) in an amount equal to (x) in the case of ACM, $90.0 million and (y) in the case of AACM, $60.0 million, (ii) to be issued in connection with the Acquisition (the “Acquisition Preferred Stock” and the issuance and sale thereof, the “Acquisition Preferred Stock Financing”) in an amount equal to (x) in the case of ACM, $30.0 million and (y) in the case of AACM, $20.0 million and (iii) available to be issued in connection with one or more Permitted Acquisitions (as defined in the Term Sheet) by Holdings or its subsidiaries (the “Delayed Preferred Stock” and the issuance and sale thereof, the “Delayed Preferred Stock Financing” and together with the Initial Preferred Stock Financing and the Acquisition Preferred Stock

Financing, the “Preferred Stock Financing”) in an amount equal to (x) in the case of ACM, $30.0 million and (y) in the case of AACM, $20.0 million, in each case, upon the terms set forth herein and subject to no conditions precedent other than (i) solely with respect to the Initial Preferred Stock, those set forth in Section 6 below, in the Section entitled “Conditions Precedent to Initial Preferred Stock Financing” in Exhibit B and in the Summary of Additional Conditions, (ii) solely with respect to the Acquisition Preferred Stock, in the Section entitled “Conditions Precedent to Acquisition Preferred Stock Financing” in Exhibit B (limited on the date of consummation of the Acquisition and the issuance and sale of the Acquisition Preferred Stock (the “Acquisition Date”) as indicated therein) and (iii) solely with respect to the Delayed Preferred Stock, in the Section entitled “Conditions Precedent to Delayed Preferred Stock Financing” in Exhibit B.
2.    Exclusivity.
    During the period from and after the date hereof until the Outside Date (as defined below and as may be extended in accordance with the final sentence of this Section 2 or as may be mutually agreed by Ares and the Company) (the “Exclusivity Period”), the Company hereby agrees to work exclusively with Ares to effectuate the Preferred Stock Financing transactions contemplated hereby and agrees that it will not, directly or indirectly, (a) engage in any discussions with any other person or entity regarding an alternative investment (whether debt or equity) in the Company or any of its subsidiaries (other than the Credit Facilities not to exceed $630.0 million in the aggregate (including delayed draw commitments thereunder)) (an “Alternative Transaction”), (b) solicit or accept a proposal or commitment from another funding source in connection with an Alternative Transaction, (c) otherwise permit or encourage its subsidiaries and affiliates, or any of its or their respective officers, managers, directors, stockholders, affiliates, employees, agents, advisors and other representatives, to knowingly solicit an Alternative Transaction or (d) otherwise permit or encourage another person to conduct due diligence in connection with an Alternative Transaction. The Company (x) shall and shall direct its affiliates and its and their respective officers, managers, directors, employees, agents, advisors and other representatives to work with Ares to complete all outstanding due diligence and to negotiate in good faith (to the extent Ares continues to wish to negotiate) definitive agreements in respect of the Preferred Stock Financing transactions contemplated hereby and (y) shall reasonably promptly inform Ares if the Company or any of its affiliates or representatives receives any inquiry, proposal or offer that would reasonably be expected to lead to an Alternative Transaction. The parties understand and agree that the restrictions outlined in this Section 2 also extend to the Company’s and its subsidiaries’ existing sources of capital, including equity holders and any potential or prospective modifications of existing credit facilities or obligations in connection with an alternative funding. On the Outside Date, the Exclusivity Period shall automatically extend by 30 additional days so long as at such date Ares continues to negotiate in good faith the definitive documentation for the Preferred Stock Financing (the “Preferred Stock Documentation”) on the terms reflected herein.
3.    Assignment.
Each Initial Investor reserves the right, prior to or after the date of the issuance and sale of the Initial Preferred Stock (the “Closing Date”), to assign all or a portion of such Initial Investor’s commitments hereunder to one or more investment funds, financial institutions and other investors (together with the Initial Investors, the “Investors”) identified by such Initial Investor; provided that we agree not to assign our commitments to Disqualified Institutions (as defined below). Notwithstanding each Initial Investor’s right to assign all or a portion of its commitments hereunder, except as otherwise agreed by you in writing, (i) no Initial Investor shall be relieved, released or novated from its obligations hereunder (including its obligation to purchase the Initial Preferred Stock on the Closing Date and to

commit to purchase the Acquisition Preferred Stock and the Delayed Preferred Stock in accordance with the terms hereof) in connection with any assignment of the Senior Preferred Stock, including its commitments in respect thereof, until after the Closing Date has occurred, (ii) no assignment or novation by an Initial Investor shall become effective in respect of the Senior Preferred Stock until after the Closing Date has occurred, including, without limitation, as between you and such Initial Investor with respect to all or any portion of such Initial Investor’s commitments hereunder and (iii)  each Initial Investor shall retain exclusive control over all rights and obligations with respect to its commitments hereunder in respect of the Senior Preferred Stock, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.
As used herein, “Disqualified Institutions” means (i) those investment funds, financial institutions and other investors, in each case separately identified by name in writing to the Initial Investors by you prior to the date hereof, (ii) competitors that, directly or through a controlled affiliate or subsidiary or portfolio company, are engaged in the same or substantially similar line of business as you or your subsidiaries or the Target and its subsidiaries and identified by name in writing by you to the holders of the Senior Preferred Stock from time to time (which list of competitors may be supplemented by you after the Closing Date by means of a written notice to the holders of the Senior Preferred Stock) or (iii) in the case of each of clauses (i) and (ii), any of their affiliates that are either (a) identified in writing by you from time to time to the holders of the Senior Preferred Stock or (b) clearly identifiable solely on the basis of the similarity of such affiliate’s name; provided that (x) Disqualified Institutions referenced in clauses (ii) and (iii) (as clause (iii) pertains to clause (ii)) above shall not include a bona fide debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is engaged in, or that advises funds or investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, debt securities, preferred stock and similar extensions of credit or securities in the ordinary course of business which is managed, sponsored or advised by any person controlling, controlled by or under common control with any competitor of you, the Target and your and their respective subsidiaries or any affiliate of such competitor, but with respect to which no personnel involved with any investment in such person (other than a limited number of senior employees in connection with internal legal, compliance, risk management or credit practices) directly or indirectly makes, has the right to make or participates with others in making any investment decisions with respect to such debt fund, investment vehicle, regulated bank entity or unregulated lending entity and (y) any supplementations shall not apply retroactively to disqualify any parties that have previously acquired an assignment of the Senior Preferred Stock.
    4.    Information.
You hereby represent and warrant that (to your knowledge with respect to information relating to the Target and its subsidiaries): (a) all written information and written data other than customary pro forma projections of the Company and its subsidiaries (including, for the avoidance of doubt, the Target and its subsidiaries) for fiscal year 2021 and for each fiscal year thereafter during the term of the Credit Facilities (the “Projections”), budgets, estimates and other forward-looking information (other than information of a general economic or general or specific industry nature) that has been or will be made available to us, directly or indirectly, by you, or by any of your representatives in connection with the transactions contemplated hereby for use in evaluating such transactions (the “Information”), when taken as a whole, does not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto) and (b) the Projections have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time such Projections are so furnished; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that if, at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations and warranties were being made, at such time, then you will (or, with respect to Information or Projections with respect to the Target or any of its subsidiaries, subject to any applicable limitations on your rights under the Merger Agreement, you will use your commercially reasonable efforts to) promptly supplement or cause to be supplemented the Information and such Projections such that (and to your knowledge with respect to the Target and its subsidiaries) such representations and warranties are correct in all material respects under those circumstances at such time. Notwithstanding anything to the contrary contained in this Preferred Stock Commitment Letter or the Preferred Stock Fee Letter, none of the making of any representation under this Section 4, the making of any supplementation thereof, or the accuracy of any such representation shall constitute a condition precedent to the issuance and sale of the Initial Preferred Stock on the Closing Date.
5.    Fees.
As consideration for the commitments of the Initial Investors hereunder, you agree to pay (or cause to be paid) the fees set forth in the Preferred Stock Fee Letter dated the date hereof among you and the Initial Investors (the “Preferred Stock Fee Letter”) to the extent, on the terms and subject to the conditions expressly set forth therein. Once paid, such fees shall not be refundable under any circumstances.
6.    Conditions.
The commitments of the Investors hereunder to purchase the Initial Preferred Stock are subject only to the conditions precedent set forth in the Section entitled “Conditions Precedent to Initial Preferred Stock Financing” in Exhibit B hereto and in the Summary of Additional Conditions, and upon satisfaction (or waiver by the Investors) of such conditions, the issuance and sale of the Initial Preferred Stock shall occur (it being understood that there are no other conditions (implied or otherwise) to the commitments hereunder in respect of the Initial Preferred Stock (including compliance with the terms of this Preferred Stock Commitment Letter, the Preferred Stock Fee Letter and the Preferred Stock Documentation).
7.    Indemnity.
To induce the Initial Investors to enter into this Preferred Stock Commitment Letter and the Preferred Stock Fee Letter and to proceed with the Preferred Stock Documentation, you agree (a) to indemnify and hold harmless each Investor, their respective affiliates and the respective officers, directors, employees, members, partners, managers, investment managers, controlling persons, agents and other representatives of each of the foregoing and their respective successors and permitted assigns (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities and reasonable and documented or invoiced out-of-pocket expenses (including legal fees and expenses as set forth below), joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with, this Preferred Stock Commitment Letter, the Preferred Stock Fee Letter, the Transactions or any related transaction contemplated hereby (including, without limitation, the Acquisition), the Preferred Stock Financing (or any portion thereof) or any use of the proceeds thereof or any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, the Target, your or its equity holders, affiliates, creditors or any other third person, and within 30 days following written demand therefor (together with reasonable backup documentation supporting such reimbursement) to reimburse each such Indemnified Person for any reasonable and documented or invoiced out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole and, if reasonably necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole, and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each applicable jurisdiction to each group of similarly situated Indemnified Persons affected by such conflict) and other reasonable and documented or invoiced out-of-pocket expenses incurred in connection with investigating, preparing to defend or defending against, or participating in, any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its Related Indemnified Persons (as defined below) (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of its Related Indemnified Persons under this Preferred Stock Commitment Letter, the Term Sheet, the Preferred Stock Fee Letter or the Preferred Stock Documentation (as determined by a court of competent jurisdiction in a final and non-appealable decision), or (iii) disputes solely between and among Indemnified Persons to the extent such disputes do not arise from any act or omission of you or any of your affiliates and (b) on the Closing Date (to the extent an invoice therefor is received by the Invoice Date) or, if invoiced after the Invoice Date or if the Closing Date does not occur, within 30 days of receipt of an invoice therefor, to reimburse each Investor from time to time, for all reasonable and documented out-of-pocket expenses, travel expenses and reasonable fees, disbursements and other charges of a single counsel to the Investors, taken as a whole, identified in the Term Sheet and of a single local counsel to the Investors, taken as a whole, in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions)), in each case incurred in connection with the Preferred Stock Financing and the preparation, negotiation and enforcement of this Preferred Stock Commitment Letter, the Preferred Stock Fee Letter and the Preferred Stock Documentation (the foregoing clause (b), collectively, the “Expenses”). From time to time upon the reasonable request of the Company (and in any event, promptly after the Expenses of Ares and its advisors exceed $500,000 in the aggregate), Ares will provide the Company with an update with respect to the Expenses of Ares and its advisors. The foregoing provisions in this paragraph shall be superseded in each case thereby, by the applicable provisions contained in the Preferred Stock Documentation upon execution thereof and thereafter shall have no further force and effect.
For purposes hereof, a “Related Indemnified Person” of an Indemnified Person means (1) any controlling person or controlled affiliate of such Indemnified Person, (2) the respective directors, officers partners, members or employees of such Indemnified Person or any of its controlling persons or controlled affiliates and (3) the respective agents or representatives of such Indemnified Person or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting on behalf or at the instructions of such Indemnified Person, controlling person, or such controlled affiliate; provided that each reference to a controlled affiliate, controlled person, director, officer or employee in this sentence pertains to a controlled affiliate, controlling person, director, officer or employee involved in the structuring or negotiation of the Preferred Stock Financing.

Notwithstanding any other provision of this Preferred Stock Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its Related Indemnified Persons as determined by a final, non-appealable judgment of a court of competent jurisdiction and (ii) without in any way limiting the indemnification obligations set forth above, none of us, you, any Indemnified Person or any affiliate of any of the foregoing, any officer, director, employee, agent, controlling person, advisor or other representative of the foregoing or any successor or permitted assign of any of the foregoing shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Preferred Stock Commitment Letter, the Preferred Stock Fee Letter, the Transactions (including the Initial Preferred Stock Financing and the use of proceeds thereunder), or with respect to any activities related to the Preferred Stock Financing, including the preparation of this Preferred Stock Commitment Letter, the Preferred Stock Fee Letter and the Preferred Stock Documentation; provided that nothing in this paragraph shall limit your indemnification and reimbursement obligations expressly set forth herein to the extent such damages are part of a third party claim in connection with which such Indemnified Person is entitled to indemnification or reimbursement hereunder.
You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your consent or if there is a judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 7.
You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceeding in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person, in form and substance satisfactory to such Indemnified Person, from all liability or claims that are the subject matter of such Proceeding, and (ii) does not include any statement as to or any admission of fault, wrongdoing, culpability or a failure to act by or on behalf of any Indemnified Person.
8.    Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.
You acknowledge that the Investors and their respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you and your affiliates may have conflicting interests regarding the transactions described herein and otherwise. None of the Investors or their respective affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Preferred Stock Commitment Letter or their other relationships with you in connection with the performance by them or their respective affiliates of services for other persons, and none of the Investors or their respective affiliates will furnish any such information to other persons, except to the extent permitted below. You also acknowledge that none of the Investors or their respective affiliates has any obligation to use in connection with the transactions contemplated by this Preferred Stock Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, certain of the Investors may be full service securities firms engaged, either directly or through their respective affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, certain of the Investors and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you and other companies which may be the subject of the arrangements contemplated by this Preferred Stock Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Certain of the Investors or their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you or other companies which may be the subject of the arrangements contemplated by this Preferred Stock Commitment Letter or engage in commodities trading with any thereof.
The Investors and their respective affiliates may have economic interests that conflict with those of you. You agree that the Investors will act under this Preferred Stock Commitment Letter as independent contractors and that nothing in this Preferred Stock Commitment Letter or the Preferred Stock Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Investors and you, your equity holders or your affiliates with respect to the transactions contemplated by this Preferred Stock Commitment Letter. You hereby acknowledge that we are acting pursuant to this Preferred Stock Commitment Letter solely as a purchaser of the Senior Preferred Stock. You acknowledge and agree that (i) the transactions contemplated by this Preferred Stock Commitment Letter and the Preferred Stock Fee Letter are arm’s-length commercial transactions between the Investors and, if applicable, their affiliates, on the one hand, and you and, if applicable, your affiliates, on the other, (ii) in connection with the transactions contemplated hereby and with the process leading to such transactions, each Investor and its applicable affiliates (as the case may be) has been, is or will be acting solely as a principal and not as agents or fiduciaries of you, your management, equity holders, creditors, affiliates or any other person, (iii) the Investors and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Investors or any of their respective affiliates have advised or are currently advising you on other matters) except the obligations expressly set forth in this Preferred Stock Commitment Letter and the Preferred Stock Fee Letter and (iv) you have consulted your own legal, tax and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that the Investors or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transactions or the process leading thereto. You further acknowledge and agree that the Investors and their respective affiliates do not provide tax, accounting or legal advice.
9.    Confidentiality.
You agree that you will not disclose, directly or indirectly, the Preferred Stock Fee Letter and the contents thereof to any person or entity without the prior written approval of the Investors (such approval not to be unreasonably withheld, conditioned or delayed), except (a) to your officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders on a confidential and need-to-know basis, (b) if the Investors consent in writing to such proposed disclosure, (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure) or (d) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Preferred Stock Commitment Letter and/or the Preferred Stock Fee Letter; provided that (i) you may disclose the Preferred Stock Fee Letter (so long as the Preferred Stock Fee Letter is redacted in a customary manner reasonably satisfactory to the Investors) to the Target, its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, or controlling persons or equity holders, on a confidential and need-to-know basis and (ii) you may disclose the aggregate fee amount contained in the Preferred Stock Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Credit Facilities or in any public filing relating to the Transactions.
The Investors and their affiliates will use all confidential and other non-public information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the Transactions solely for the purpose of negotiating, evaluating and consummating the Transactions and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Investors and their Representatives (as defined below) from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, subpoena or compulsory legal process based on the advice of counsel (in which case the Investors agree (except with respect to any audit or examination conducted by accountants or regulatory or self-regulatory authority exercising routine examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to such disclosure), (b) upon the request or demand of any regulatory or self-regulatory authority having or purporting to have jurisdiction over the Investors or any of their respective Representatives (in which case the Investors agree (except with respect to any audit or examination conducted by accountants or any regulatory or self-regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of disclosure by the Investors or any of their affiliates or any related parties thereto in violation of any confidentiality obligations owing to you or any of your affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by the Investors from a third party that is not, to the Investors’ knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Target or any of your or its respective affiliates or related parties, (e) to the extent that such information is independently developed by the Investors without the use of any confidential information or any other information obtained in a manner that would otherwise violate the terms of this Preferred Stock Commitment Letter, (f) to the Investors’ affiliates and to the Investors’ and their affiliates’ respective directors, officers, members, partners, managers, controlling persons, investment managers, financing sources, employees, legal counsel, independent auditors, attorneys, professionals, trustees, custodians and other experts or agents (collectively, together with their respective successors and permitted assigns, the “Representatives”) who need to know such information in connection with the Transactions who are informed of the confidential nature of such information and have been advised of their obligation to keep such information confidential; provided that each Investor shall be responsible for its affiliates’ and its and their respective directors, officers, financing sources, employees, legal counsel, independent auditors, professionals and other experts or agents compliance with this paragraph; provided further that unless you otherwise consent (such consent not to be unreasonably withheld, conditioned or delayed), no such disclosure shall be made by the Investors, their respective affiliates or any of the Investors’ or their affiliates’ respective directors, officers, financing sources, employees, legal counsel, independent auditors, professionals and other experts or agents working on the financing contemplated by this Preferred Stock Commitment Letter to (x) any affiliates or directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents of the Investors that are engaged as principals primarily in private equity or venture capital (other than, in each case, such persons engaged by the Company as part of the Company’s transaction, senior employees who are required, in accordance with industry regulations or the applicable Investor’s internal policies and procedures, to act in a supervisory capacity and the applicable Investor’s internal legal, compliance, risk management, credit or investment commitment members) or (y) Disqualified Institutions, (g) to potential or prospective Investors or assignees, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that the disclosure of any such information to any potential or prospective Investors or assignees referred to above shall be made subject to the acknowledgment and acceptance by such potential or prospective Investor or assignee that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you), (h) in connection with the exercise of any remedy or enforcement of any right under this Preferred Stock Commitment Letter and/or the Preferred Stock Fee Letter, (i) for purposes of establishing a “due diligence” defense in any legal proceeding or (j) with your prior written consent. The Investors shall be permitted to place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as the Investors may choose, and circulate similar promotional materials, in the form of a “tombstone” or otherwise describing the names of the Company and its affiliates (or any of them), and the amount, type and closing date of the transactions contemplated hereby. The Investors’ and their affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Preferred Stock Documentation upon the initial funding of the Initial Preferred Stock Financing thereunder; provided that, in any event, the provisions of this paragraph shall automatically terminate on the first anniversary of the date hereof. Additionally, you acknowledge and agree that the Investors and their Representatives may provide to industry trade organizations information with respect to all or any part of the Preferred Stock Financing that is customary for inclusion in league table measurements.
10.    Miscellaneous.
This Preferred Stock Commitment Letter, the Preferred Stock Fee Letter and the commitments hereunder shall not be assignable by any party hereto without the prior written consent of each other party hereto (and any attempted assignment without such consent shall be null and void); provided in no event shall this paragraph be construed as limiting the right of any Investor to assign all or a portion of its commitment to its affiliates, managed accounts or funds as it deems appropriate to the extent such entity has expressly assumed all such assigned obligations of such Investor hereunder in writing reasonably acceptable to you or to assign all or any portion of its commitment in accordance with Section 3 hereof. This Preferred Stock Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto and their successors and permitted assigns (and Indemnified Persons) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and their successors and permitted assigns (and Indemnified Persons) and are not intended to create a fiduciary relationship among the parties hereto. Subject to the limitations set forth in Section 3 above, the Investors reserve the right to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Investors in such manner as the Investors and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, the Investors hereunder. Each Investor shall be liable solely in respect of its own commitment to purchase the Senior Preferred Stock, on a several, and not joint, basis with any other Investor. This Preferred Stock Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Investors and you. This Preferred Stock Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Preferred Stock Commitment Letter by facsimile transmission or other electronic transmission (e.g., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Preferred Stock Commitment Letter, the Preferred Stock Fee Letter or any other document to be signed in connection with this Preferred Stock Commitment Letter, the Preferred Stock Fee Letter and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Investors, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Preferred Stock Commitment Letter, together with the Preferred Stock Fee Letter, (i) are the only agreements that have been entered into among the parties hereto with respect to the Preferred Stock Financing and (ii) supersede all prior and/or contemporaneous understandings, whether written or oral, among you and us with respect to the Preferred Stock Financing and sets forth the entire understanding of the parties hereto with respect thereto. THIS PREFERRED STOCK COMMITMENT LETTER AND THE PREFERRED STOCK FEE LETTER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER, INCLUDING THE VALIDITY, INTERPRETATION, CONSTRUCTION, BREACH, ENFORCEMENT OR TERMINATION HEREOF OR THEREOF, AND WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Each of the parties hereto agrees that (i) this Preferred Stock Commitment Letter is a valid and binding and enforceable agreement with respect to the subject matter contained herein (it being acknowledged and agreed that the commitments provided hereunder are subject to applicable conditions precedent, as set forth herein) and (ii) the Preferred Stock Fee Letter is a legally valid and binding agreement of the parties thereto with respect to the subject matter set forth therein, in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). Reasonably promptly after the execution of this Preferred Stock Commitment Letter, the parties hereto shall proceed with the negotiation in good faith of the Preferred Stock Documentation as soon as reasonably practicable for the purpose of executing and delivering the Preferred Stock Documentation substantially simultaneously with the consummation of the Closing Date Refinancing.
EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS PREFERRED STOCK COMMITMENT LETTER OR THE PREFERRED STOCK FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America, in each case, sitting in New York County, and any appellate court thereof, in any action or proceeding arising out of or relating to this Preferred Stock Commitment Letter, the Preferred Stock Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall only be heard and determined in such New York State court or, to the extent permitted by law, in such federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Preferred Stock Commitment Letter, the Preferred Stock Fee Letter or the transactions contemplated hereby or thereby in any such New York State or in any such federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.
We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as amended, the “PATRIOT Act”) and 31 C.F.R. §1010.230 (as amended, the “Beneficial Ownership Regulation”), each of the Investors may be required to obtain, verify and record information that identifies the Company, which information may include its name, addresses, tax identification number and other information that will allow each of the Investors to identify the Company in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of the Investors. You hereby acknowledge and agree that the Initial Investors shall be permitted to share any or all such information with the other Investors (or prospective Investors).
This paragraph and the exclusivity, indemnification, compensation (and fee provisions contained in the Preferred Stock Fee Letter), reimbursement, jurisdiction, governing law, venue, waiver of jury trial, information and confidentiality provisions contained herein and in the Preferred Stock Fee Letter and the provisions of Section 8 hereof, shall remain in full force and effect regardless of whether Preferred Stock Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Preferred Stock Commitment Letter or the Investors’ commitments hereunder; provided that your obligations under this Preferred Stock Commitment Letter (other than your understanding and agreements regarding no agency or fiduciary duty and your obligations with respect to (a) information (including supplementation and/or correcting Information and Projections), (b) compensation and expense reimbursement and (c) confidentiality of this Preferred Stock Commitment Letter, the Preferred Stock Fee Letter and the contents hereof and thereof) shall automatically terminate and be superseded by the provisions of the Preferred Stock Documentation upon the initial funding of the Initial Preferred Stock Financing and the payment of all amounts owing at such time hereunder and under the Preferred Stock Fee Letter, and you shall automatically be released from all liability in connection therewith at such time.
Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Preferred Stock Commitment Letter.
If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Preferred Stock Commitment Letter and of the Preferred Stock Fee Letter by returning to Ares executed counterparts hereof and of the Preferred Stock Fee Letter not later than 5:00 p.m., New York

City time, on March 5, 2021 (the “Countersign Date”). The Initial Investors’ commitments hereunder will expire at such time in the event that Ares has not received such executed counterparts in accordance with the immediately preceding sentence prior to the Countersign Date. If you do so execute and deliver to us this Preferred Stock Commitment Letter and the Preferred Stock Fee Letter, we agree to hold our commitment available for you until the earlier of (x) 5:00 p.m., New York City time, on February 28, 2022 (the “Outside Date”), (y) the termination of the Merger Agreement and (z) the expiration or termination of the Debt Commitment Letter. In addition, this Preferred Stock Commitment Letter shall terminate upon any execution and delivery of the Preferred Stock Documentation. Upon the occurrence of any of the events referred to in the preceding two sentences, this Preferred Stock Commitment Letter and the commitments of each of the Investors hereunder shall automatically terminate unless the Investors shall, in their sole discretion, agree to an extension in writing.

[Remainder of this page intentionally left blank]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.
    Very truly yours,

ARES CAPITAL MANAGEMENT LLC, solely in its capacity as manager to certain funds and accounts

By: /s/ Penni Roll_________________________
    Name: Penni Roll
    Title: Authorized Signatory
[Signature Page to Project Warrior Preferred Stock Commitment Letter]

ARES ALTERNATIVE CREDIT MANAGEMENT LLC, solely in its capacity as manager to certain funds and accounts

By: /s/ Penni Roll___________________
    Name: Penni Roll
    Title: Authorized Signatory

[Signature Page to Commitment Letter]

EXHIBIT 10.17
Accepted and agreed to as of
the date first above written:

PRIORITY TECHNOLOGY HOLDINGS, INC.

By: /s/ Thomas C. Priore_____
Name: Thomas C. Priore
Title: Chief Executive Officer and Chairman

        EXHIBIT A
Project Warrior
Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Preferred Stock Commitment Letter to which this Exhibit A is attached (the “Preferred Stock Commitment Letter”) or in the Preferred Stock Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.
a)On the Closing Date, that certain Credit and Guaranty Agreement, dated as of January 3, 2017, entered into by and among Priority Holdings, LLC, a wholly owned subsidiary of the Company (“Holdings”), the guarantors from time to time party thereto, and Goldman Sachs Specialty Lending Group, L.P., as administrative agent and lead arranger (as amended, restated, amended and restated, modified and/or supplemented from time through the date hereof) will be refinanced and all outstanding obligations thereunder will be repaid in full and all commitments and guaranties in connection therewith will be terminated or released (the “Existing Subordinated Debt Refinancing”).
b)On the Closing Date, substantially all of the existing third party indebtedness for borrowed money of the Borrowers and their respective subsidiaries under that certain Credit and Guaranty Agreement, dated as of January 3, 2017, among Pipeline Cynergy Holdings, LLC (“PCH”), Priority Institutional Partner Services LLC (“Priority Institutional”), Priority Payment Systems Holdings, LLC (“PPSH”, and together with PCH and Priority Institutional, the “Borrowers” and each individually, a “Borrower”) (as amended, modified and supplemented from time to time through the date hereof, the “Existing Credit Agreement”) will be refinanced and repaid in full and any and all commitments, guarantees and security interests in connection therewith shall be terminated or released (the “Existing Credit Agreement Refinancing” and together with the Existing Subordinated Debt Refinancing, the “Closing Date Refinancing”).
c)On the Closing Date, the Borrowers will obtain, on a joint and several basis, senior secured credit facilities in an aggregate principal amount of approximately $630.0 million which will be comprised of (1) a senior secured first lien term loan facility in an aggregate principal amount of approximately $300.0 million (the “Initial Term Loan Facility”), (2) a senior secured revolving credit facility in an aggregate amount equal to $40.0 million (the “Revolving Credit Facility”) and (3) a senior secured first lien delayed draw term loan facility in an aggregate principal amount of approximately $290.0 million (the “DDTL Term Loan Facility” and, together with the Initial Term Loan Facility and the Revolving Credit Facility, the “Credit Facilities”), on the terms described in, and pursuant to, the Commitment Letter, dated as of March 5, 2021 (including the exhibits thereto, the “Debt Commitment Letter”), by and among Holdings, Truist Bank and Truist Securities, Inc.
d)The Company will issue perpetual senior preferred stock in an aggregate issue price equal to approximately $250.0 million (certain material terms of which are summarized in the Term Sheet), which shall be comprised of (1) $150.0 million to be issued on the Closing Date, which shall be contributed to Holdings (the “Initial Preferred Stock”), (2) $50.0 million to be issued on the Acquisition Date (the “Acquisition Preferred Stock”) and (3) up to $50.0 million available to be issued within 18 months of the Closing Date, in each case in accordance with the terms of this Preferred Stock Commitment Letter.
A-1

No later than February 28, 2022, the Company intends to acquire via merger, directly or indirectly, all of the outstanding equity interests of the Target pursuant to the Merger Agreement (as defined below).
In connection with the foregoing, it is intended that:
e)On the Acquisition Date, Stone Point Capital LLC and/or its controlled affiliates (the “Sponsor”, and together with certain members of the Target’s management and certain other investors arranged by and/or designated by the Sponsor that are reasonably acceptable to the Initial Investors, the “Target Investors”), will receive as merger consideration common equity of the Company in accordance with the Merger Agreement (the “Equity Contribution”) in connection with the Acquisition.
f)On the Acquisition Date, pursuant to the Merger Agreement, dated as of March 5, 2021 (as amended in accordance with the terms of the Preferred Stock Commitment Letter and in effect from time to time, together with all exhibits, schedules, and disclosure letters thereto, collectively, the “Merger Agreement”), among Finxera Holdings, Inc. (the “Target”), the Company, Prime Warrior Acquisition Corp., a Delaware corporation (“Merger Sub”), and, solely in its capacity as the Representative, the Sponsor, Merger Sub will be merged with and into the Target, with the Target continuing as the surviving entity and becoming a direct or indirect wholly owned subsidiary of Holdings (the “Acquisition”) in accordance with the terms of the Merger Agreement.
g)On the Acquisition Date, substantially all of the existing third party indebtedness for borrowed money of the Target will be refinanced and repaid in full and any and all commitments, guarantees and security interests in connection therewith shall be terminated or released (the “Target Refinancing”).
h)The proceeds of the Initial Term Loan Facility and the Initial Preferred Stock will be applied on the Closing Date (i) to finance the Closing Date Refinancing and (ii) pay the fees and expenses in connection with the Transactions contemplated to occur on the Closing Date (such fees and expenses, the “Closing Date Transaction Costs”) (the transactions referred to in clauses (i) and (ii), the “Closing Date Transactions”). The proceeds of the DDTL Term Loan Facility and the Acquisition Preferred Stock will be applied on the Acquisition Date (x) to pay the consideration in connection with the Acquisition, (y) to finance the Target Refinancing and (z) to pay the fees and expenses incurred in connection with the Acquisition and the other Transactions occurring on the Acquisition Date (such fees and expenses, the “Acquisition Transaction Costs” and, together with the Closing Date Transaction Costs, the “Transaction Costs”) (the transactions referred to in clauses (x), (y) and (z), the “Acquisition Date Transactions”).
The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.
A- 2

        EXHIBIT B
[To come]
B- 1

EXHIBIT C

Project Warrior
Summary of Additional Conditions1
The issuance and sale of the Initial Preferred Stock on the Closing Date shall be subject to the satisfaction (or waiver by the Investors) of the following conditions:
1.The Closing Date Refinancing shall have been consummated, or shall be consummated substantially simultaneously with the issuance and sale of the Initial Preferred Stock.
2.The Credit Facilities shall be on terms consistent in all material respects with the Debt Commitment Letter and that certain First Lien Fee Letter, dated as of March 5, 2021 (the “Debt Fee Letter”), by and among Holdings, Truist Bank and Truist Securities, Inc., each as in effect on the Countersign Date (and to the extent not expressly set forth therein, shall be reasonably satisfactory to the Investors), and shall have become effective. The funding of the Initial Term Loan Facility shall have been consummated, or shall have been consummated substantially simultaneously with the issuance and sale of the Initial Preferred Stock, in at least the amount set forth in Exhibit A and on the terms set forth in the Debt Commitment Letter. On the Closing Date, there shall be no revolving borrowings outstanding under the Credit Facilities other than to fund (x) the Closing Date Transaction Costs (not to exceed an amount to be agreed) and (y) original issue discount and upfront fees required to be funded on the Closing Date pursuant to the “Market Flex Provisions” in the Debt Fee Letter. After giving effect to the Transactions on the Closing Date, the Company and its subsidiaries shall have no indebtedness or preferred equity outstanding other than (i) indebtedness under the Credit Facilities and other indebtedness acceptable to the Investors and (ii) the Initial Preferred Stock.
3.The Investors shall have received at least 3 business days prior to the Closing Date (x) all documentation and other information theretofore concerning the Company as has been reasonably requested in writing at least 10 calendar days prior to the Closing Date by the Investors that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and (y) to the extent the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a customary “beneficial ownership” certification in relation to the Company.
4.The Investors shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company as of and for the twelve-month period ending on the last day of the most recently completed twelve-fiscal month period ended at least 45 days prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).
5.The Investors shall have received (a) (i) the audited consolidated balance sheets of the Company as at December 31, 2018 and December 31, 2019, and the related audited consolidated statements of income and comprehensive income, changes in owner’s equity and cash flows of the Company for the years then ended (provided that the Investors acknowledge that they have received the financial statements described in clause (a)(i)), (ii) the audited consolidated balance sheets of the Company for each fiscal year thereafter ended at least 90 days prior to the Closing Date and the related audited
1     Capitalized terms used in this Exhibit D shall have the meanings set forth in the other Exhibits attached to the Preferred Stock Commitment Letter to which this Exhibit D is attached (the “Preferred Stock Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit D shall be determined by reference to the context in which it is used.

consolidated statements of income and comprehensive income, changes in owner’s equity and cash flows of the Company for the year then ended, (b) the unaudited consolidated balance sheets of the Company for each quarterly period thereafter ended at least 45 days prior to the Closing Date and the related unaudited consolidated statements of income and cash flows for such period, (c) the unaudited consolidated balance sheets of the Company as of each fiscal monthly period ending at least 30 days prior to the Closing Date and the related unaudited consolidated statements of income and cash flows for such monthly periods and for the comparable period in the immediately preceding fiscal year, (d) (i) the audited consolidated financial statements of the Group Companies (as defined in the Merger Agreement) for the fiscal years ended December 31, 2018, and December 31, 2019, together with the reports thereon by the Target’s accountants (in each case, including a consolidated balance sheet and consolidated statements of income, cash flows and stockholders’ equity) and (ii) the audited consolidated financial statements of the Group Companies for each fiscal year thereafter (in each case, including a consolidated balance sheet and consolidated statements of income, cash flows and stockholders’ equity) to the extent and in the form required to be delivered to the Company prior to the Closing Date pursuant to Section 5.3(b) of the Merger Agreement, (e) (i) the unaudited consolidated financial statements of the Group Companies for the nine (9) month period ended September 30, 2020 (including a consolidated balance sheet and a consolidated statement of income only) and (ii) the unaudited consolidated financial statements of the Group Companies for each quarterly period thereafter (including a consolidated balance sheet and a consolidated statement of income only) to the extent and in the form required to be delivered to the Company prior to the Closing Date pursuant to Section 5.3(b) of the Merger Agreement and (f) within ten (10) days following the end of each calendar month ending prior the Closing Date, the statement of the consolidated monthly income of the Group Companies for each such calendar month ending after the Countersign Date.

6.All fees required to be paid on the Closing Date pursuant to the Preferred Stock Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Preferred Stock Commitment Letter shall, upon the issuance and sale of the Initial Preferred Stock and, in the case of expenses, to the extent invoiced at least 2 business days prior to the Closing Date (the “Invoice Date”), have been paid (which amounts may, at the option of the Company, be offset against the proceeds of the initial funding of the Initial Preferred Stock).
7.Unless consented to by the Investors, the Closing Date shall not occur prior to forty-five (45) days from the Countersign Date.
8.The Borrowers shall have obtained a corporate credit rating or corporate family rating, as applicable, from Moody’s Investors Service, Inc. and Standard & Poor’s Financial Services, LLC, a subsidiary of S&P Global Inc.
9.The Preferred Stock Documentation shall have been executed and delivered by the Company and the Investors. The Company shall have filed the certificate of designations for the Senior Preferred Stock (the “Certificate of Designations”) with the Secretary of State of the State of Delaware. The Company shall have delivered (or substantially simultaneously or concurrently with the issuance of the Initial Preferred Stock, shall deliver) to the Investors definitive certificates duly executed and representing the Initial Preferred Stock and the Warrants.
10.The conditions precedent set forth under the heading “Conditions Precedent to Acquisition Preferred Stock Financing” in Exhibit B shall have been satisfied or will be satisfied substantially simultaneously with the Closing Date.

11.The Investors shall have received evidence that the Company has obtained a bound buyer-side representation and warranty insurance policy with respect to the Merger Agreement in form and substance reasonably satisfactory to the Investors.
12.From the Countersign Date to the earlier of (x) the Closing Date and (y) termination of the Investors’ commitments under the Preferred Stock Commitment Letter, the Company and its Subsidiaries (as defined in the Existing Credit Agreement as in effect on the Countersign Date) shall have complied in all respects with the Interim Period Covenants (as defined below).
“Interim Period Covenants” means that:
(a)the Company shall not cause or permit a Change of Control to occur;
(b)the Company shall not cause or permit any of Thomas C. Priore, The Thomas C. Priore 2019 GRAT and the Thomas C. Priore Irrevocable Insurance Trust U/A/D 1/8/2010 (collectively, the “Controlling Stockholders”) to, directly or indirectly, transfer any common stock of the Company owned beneficially or of record to any Person other than an Affiliate of such Controlling Stockholder and other than transfers by one or more Controlling Stockholders of common stock of the Company not exceeding in the aggregate for all such transfers the greater of (i) common stock of the Company with a fair market value of $25.0 million (determined as of the date of each such transfer based on the closing price on such date) and (y) 7% of the common stock of the Company held by all Controlling Stockholders as of the Countersign Date;
(c)the Company shall not, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Payments except as permitted under clause (a)(2) under the heading “Covenants” in Exhibit B;
(d)the Company shall not, and shall not cause or permit any of its Subsidiaries to, convey, sell, lease or sub-lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, except to the extent permitted by Sections 6.09(c) – (e) or (g) - (p) of the Existing Credit Agreement as in effect on the Countersign Date;
(e)the Company shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company or any of its Subsidiaries except to the extent permitted by Section 6.12 of the Existing Credit Agreement as in effect on the Countersign Date;
(f)the Company shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, make an Investment in any Person that is not a wholly owned Subsidiary of the Company as of the Signing Date, other than any such Investments made after the Countersign Date not to exceed $40.0 million in the aggregate for all such Investments, not including the Acquisition;
(g)(i) the Company shall not, and shall not cause or permit any of its Subsidiaries to, take any action directly or indirectly resulting in the Company’s common stock no longer being listed on any of the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange, and

(ii) the Company shall, and shall cause its Subsidiaries to, take all commercially reasonably steps necessary to prevent the Company’s shares from no longer being so listed;
(h)the Company shall not cause, permit or effect any amendment to the Company’s certificate of incorporation or bylaws, in each case, in any manner that adversely affects the rights, preferences or privileges of the holders of the Senior Preferred Stock (or the commitments in respect thereof); and
(i)within ten (10) business days after the date of delivery to the Investors of the financial statements described in clauses (a) and (b) of paragraph 5 above, the Company shall cause its senior management to participate in quarterly telephonic conference calls with the Investors on which such senior management shall review the financial results for such period and the financial condition of the Company and its subsidiaries for such period, the overall performance of the Company and its subsidiaries for such period and related matters.
For purposes of the definition of “Interim Period Covenants,” (x) all capitalized terms used but not defined in such definition (and within the provisions and definitions of the Existing Credit Agreement referenced in such definition) shall have the meanings ascribed thereto in the Existing Credit Agreement as in effect on the Countersign Date and (y) with respect to the provisions of the Existing Credit Agreement referenced therein:
a.references to “Borrower” or “Holdings” shall be deemed to be references to the Company;
b.references to “Restricted Subsidiaries” or “Guarantors” shall be deemed to be references to “Subsidiaries” (as defined in the Existing Credit Agreement as in effect on the Countersign Date);
c.references to “Credit Party” shall be deemed to be references to “the Company and its Subsidiaries”
d.references to “Administrative Agent”, “Agent”, “Collateral Agent”, “Lead Arranger”, “Lender” or “Required Lenders” shall be to Ares; and
e.references to other defined terms used in the Existing Credit Agreement as in effect on the Countersign Date may be interpreted by Ares as necessary or appropriate to give effect to the protective purposes and intent of the Interim Period Covenants (as determined by Ares acting reasonably and in good faith).
Notwithstanding the foregoing, satisfaction (or waiver by the Investors) of the condition in paragraph 10 above shall not be a condition precedent to the issuance and sale of the Initial Preferred Stock on the Closing Date if, after giving effect to the Closing Date Transactions, on a pro forma basis (excluding cash proceeds of any borrowings on the Closing Date of term loans under the Initial Term Loan Facility and the cash proceeds of the Initial Preferred Stock funded on the Closing Date), the Company is in compliance with a pro forma Total Leverage Ratio and a Total Preferred Leverage Ratio (each as defined in Exhibit B; provided that notwithstanding anything to the contrary in Exhibit B the numerator used in calculating such ratios shall be calculated with no cap on Unrestricted Cash (as defined in Exhibit B)) of 4.25x and 6.25x, respectively and each of the other conditions precedent to the obligations of the Investors as set forth in Section 6 of the Preferred Stock Commitment Letter have been satisfied; provided that the waiver of the condition precedent in paragraph 10 or this paragraph shall in no way limit the Company’s obligation to satisfy the conditions precedent to the Acquisition Preferred Stock

Financing set forth under the heading “Conditions Precedent to Acquisition Preferred Stock Financing” in Exhibit B to the Preferred Stock Commitment Letter.

EXHIBIT D
Project Warrior
Form of Solvency Certificate
SOLVENCY CERTIFICATE
[●], 2021
    This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [●] of the [●], dated as of the date hereof among Priority Technology Holdings, Inc., a Delaware corporation (the “Company”), and [●]. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the [●].

I, [●], solely in my capacity as the Chief Financial Officer of the Company, do hereby certify on behalf of the Company that as of the date hereof, after giving effect to the consummation of the [Closing Date Transactions] [Acquisition Date Transactions] contemplated by the [●]:
The sum of the debt (including contingent liabilities) of Priority Holdings, LLC (“Holdings”), and its Restricted Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the assets of the Holdings and its Restricted Subsidiaries, on a consolidated basis.
The present fair saleable value of Holdings and its Restricted Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable Liabilities (including contingent Liabilities) of Holdings and its Restricted Subsidiaries, on a consolidated basis, or their debts as they become absolute and matured.
The capital of Holdings and its Restricted Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business, on a consolidated basis, as contemplated on the date hereof.
Holdings and its Restricted Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including contingent obligations, beyond their ability to pay such debts as they become due (whether at maturity or otherwise).
For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).
In reaching the conclusions set forth in this Certificate, I have made such other investigations and inquiries as I have deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by Holdings and its Restricted Subsidiaries after the consummation of the [Closing Date Transactions][Acquisition Date Transactions] contemplated by the [●].
[Remainder of Page Intentionally Left Blank]
D-1

IN WITNESS WHEREOF, I HAVE EXECUTED THIS Certificate as of the date first written above.
______________________________

By:
Name: [●]
Title: Chief Financial Officer

D-2
[Solvency Certificate]